Exhibit 99.1

Contact:	John C. Merriwether
Vice President of Financial Relations
Health Management Associates, Inc.
(239) 598-3104

HEALTH MANAGEMENT ASSOCIATES, INC.

REPORTS THIRD QUARTER RESULTS

EPS (diluted) of $0.39 before one-time and non-recurring revenue and expense items,

$0.35 after one-time and non-recurring revenue and expense items

NAPLES, FLORIDA (July 26, 2005) Health Management Associates, Inc. (NYSE: HMA) announced today that, excluding one-time and non-recurring revenue and expense items associated with hurricane insurance settlements, gains on sales of assets and a refinement to its process for estimating its provision for doubtful accounts, net patient service revenue for its third quarter ended June 30, 2005 grew 14.3% to $934.3 million, up $117.0 million from $817.3 million for the same quarter a year ago, net income for the quarter was $96.8 million, up 8.4% compared to the same quarter a year ago, and earnings per share (diluted) for the quarter were $0.39, up 8.3% compared to $0.36 per share for the same quarter a year ago. After giving effect to the one-time, non-recurring revenue and expense items described above, net revenue for HMA’s third quarter grew 16.6% to $953.3 million, up $136.0 million, from $817.3 million for the same quarter a year ago, net income for the quarter was $86.8 million, a $2.5 million decrease from $89.3 million for the comparable quarter a year ago, and earnings per share (diluted) for the quarter were $0.35, down 2.8% from the same quarter a year ago.

One-time and non-recurring revenue items included $4.1 million of gains from insurance claim recoveries for renovations and equipment replacement related to the impact of hurricane Charley that struck Charlotte Regional Medical Center and the greater Punta Gorda, Florida area in August 2004. The amount of insurance recovery recognized for the quarter is based upon claim payments received to date. We are continuing to work with our insurance carrier on the audit of the claim, and once finalized, HMA believes additional recoveries are expected. Also included in net revenue are $14.9 million of gains resulting from the sale of a hospital building and land in Jackson, Mississippi, and two home health agencies. These transactions were completed during the third quarter ended June 30, 2005.

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Health Management Associates, Inc./ Page 2

Effective June 30, 2005, HMA refined its bad debt reserve accounting policy for self-pay accounts. HMA’s previous bad debt reserve policy was to reserve all self-pay accounts at 150 days. HMA’s policy is now to reserve all self-pay accounts at 120 days. This is an enhancement of HMA’s policy and reflects the increase in volumes from underinsured and uninsured patients that have been experienced both by the hospital industry as a whole and HMA. While HMA believes that the rate of increase in underinsured and uninsured patients has moderated in some markets, HMA does not believe that the higher level of underinsured and uninsured patients will revert to previous levels. Accordingly, and in light of this continuing industry trend, HMA believes that reserving self-pay accounts at 120 days is preferable to 150 days. This enhancement of HMA’s policy required an increase in the provision for doubtful accounts of $35.3 million for the quarter ended June 30, 2005. This enhancement also contributed to lowering HMA’s Days Sales Outstanding to 65 days as of June 30, 2005, a five-day reduction from the 70 days reported for the same period a year ago, and a six-day reduction when compared to March 31, 2005.

The net effect of the one-time and non-recurring revenue and expense items, taken together, is a reduction in pre-tax earnings of $16.3 million, which corresponds to a reduction in diluted earnings per share of approximately $0.04. Excluding these one-time and non-recurring revenue and expense items, pre-tax earnings from operations were $156.8 million, and diluted earnings per share from operations were $0.39 for the quarter ended June 30, 2005.

Net patient service revenue at hospitals owned and operated by HMA for one year or more increased 5.1% during the third quarter. This represents HMA’s 67th consecutive quarter of same hospital revenue growth. Factors contributing to HMA’s revenue growth during the third quarter included a 2.3% increase in same hospital admissions and a 3.4% increase in same hospital adjusted admissions, which adjusts admissions for outpatient volume. HMA’s continued focus on outpatient services contributed to the adjusted admissions increase. Outpatient services include, among other things, emergency room visits, which increased 5.0% during the third quarter, as compared to the same quarter a year ago. In addition, HMA’s same hospital surgeries grew 7.2% compared to the same quarter a year ago. Overall, total admissions grew 10.7% in the third quarter as compared to the same quarter a year ago, reflecting the admissions contribution from hospitals acquired by HMA during the twelve months ended June 30, 2005.

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Health Management Associates, Inc./ Page 3

Disruption caused by the hurricanes that made landfall in Florida during the quarter ended September 30, 2004 negatively affected normal seasonal volumes through the first two quarters of fiscal 2005. Volumes at HMA’s Florida hospitals returned to pre-hurricane levels during the third quarter ended June 30, 2005. “Just weeks after Hurricane Charley made its devastating landfall in August 2004, HMA’s Charlotte Regional Medical Center was operational and serving the community’s needs, a testament to the hospital’s leadership, employees and medical staff,” said Joseph V. Vumbacco, President and Chief Executive Officer of HMA. “As anticipated, the community surrounding Charlotte Regional continues to recover, and we believe that it will emerge stronger than before. The return of patient volumes to pre-hurricane levels is just one indicator of that successful recovery, and we are pleased to continue serving this community.”

HMA’s same hospital EBITDA margin increased 50 basis points to 24.2% for the third quarter, up from 23.7% for the same period a year ago. EBITDA margin is defined as earnings margin, before interest, taxes, depreciation and amortization. EBITDA does not represent cash flows from operations as defined by generally accepted accounting principles in the United States, commonly known as GAAP, and should not be considered as either an alternative to net income as an indicator of HMA’s operating performance or as an alternative to cash flows as a measure of HMA’s liquidity. Nevertheless, HMA believes that providing non-GAAP information regarding EBITDA is important for investors and other readers of HMA’s financial statements, as it provides a measure of liquidity. In addition, EBITDA is commonly used as an analytical indicator within the health care industry and HMA’s debt facilities contain covenants that use EBITDA in their calculations. Because EBITDA is not a measurement determined in accordance with GAAP and is thus susceptible to varying calculations, EBITDA, as presented, may not be directly comparable to other similarly titled measures used by other companies. A table reconciling EBITDA to GAAP follows the financial statements included with this press release.

“Fundamentals at HMA’s hospitals were solid for the third quarter ended June 30, 2005, and we are very pleased with the gains in admissions, surgeries and ER visits, all of which led to these good results,” added Vumbacco. “Our recently acquired hospitals continue to meet or exceed our expectations as we invest the necessary capital, recruit physicians, and focus on the needs of the communities served by those hospitals. It bears repeating that the delivery of health care is locally driven. As such, HMA’s effective local leadership, combined with the flexibility of a decentralized management approach and the stability of centralized financial controls, leverages HMA’s hospitals’ strengths to improve the quality of the health care they deliver in their communities.”

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Health Management Associates, Inc./ Page 4

For the nine-months ended June 30, 2005, excluding the one-time and non-recurring revenue and expense items described above, net patient service revenue was $2,673.9 million, up 11.1% compared to the same period a year ago, net income was $275.3 million, up 9.6% compared to the same period a year ago, and earnings per share (diluted) were $1.11, up 8.8% compared to the same period a year ago. After accounting for the one-time, non-recurring revenue and expense items described above, net revenue for HMA’s nine months ended June 30, 2005 grew to $2,692.9 million, an increase of 11.8% or $285.1 million, when compared to the comparable nine-month period a year ago, net income for the nine-month period increased $14.2 million to $265.3 million, from $251.1 million in the same period a year ago, and earnings per share (diluted) increased 4.9% to $1.07 per share compared to $1.02 per share for the same period a year ago. For the nine months ended June 30, 2005, HMA recognized approximately $6.6 million of net income from business interruption insurance proceeds as a result of the hurricanes that impacted HMA’s hospitals in 2004.

Business office operations exist in each of HMA’s communities, further emphasizing HMA’s decentralized management strategy. As a result, HMA patients have local resources available to assist them with financial counseling and timely eligibility evaluation for state and local assistance programs. Efforts to improve the qualification process for state and local assistance programs, as well as up-front collections, particularly for co-pays and deductibles, continue to be a priority for HMA. Cash flow from operations was $441.5 million for the nine-month period ended June 30, 2005, representing a 34.3% increase compared to the same period a year ago.

HMA and the rest of the hospital industry continue to witness increases in the volumes of underinsured and uninsured patients. While HMA believes that the growth rate of this segment of its patients is moderating, it nonetheless continues to grow. To the extent that employment rates increase due to an improving economy and better access to company-sponsored and more affordable health insurance becomes possible, the rate of growth in underinsured and uninsured patient volumes will likely continue to moderate. HMA’s same hospital self-pay admissions increased to 7.0% of total admissions in the third quarter ended June 30, 2005 compared to 6.6% for the same quarter a year ago. Bad debt expense, before the one-time increase related to the bad debt policy refinement described above, was 7.5% for the quarter ended June 30, 2005, a decrease of 10 basis points from 7.6% for the same quarter a year ago. HMA’s charity care/indigent write offs were $147.2 million during the quarter, compared to $105.9 million for the same period a year ago.

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Health Management Associates, Inc./ Page 5

Flexible and appropriate staffing are necessary to address changing levels of occupancy and patient acuity at HMA’s hospitals. Once again, HMA’s Chief Nursing Officers, or CNOs, effectively managed their nursing staffs during the quarter ended June 30, 2005. Both nursing turnover and vacancy rates remain below 10%, and same hospital salaries and benefits expense declined 125 basis points to 36.7% of same hospital net revenue for the quarter ended June 30, 2005, as compared to the same quarter a year ago. “HMA continues to focus its operating strategy on adapting to ever changing levels of patient volumes and acuity by maintaining appropriate hospital staffing levels,” stated Vumbacco. “HMA’s CNOs have once again demonstrated their leadership abilities by managing their resources to provide quality care.”

On April 1, 2005, HMA completed the acquisition of the 56-bed Bartow Regional Medical Center, located in Bartow, Florida, from LifePoint Hospitals, Inc. Located in a growing area of south central Florida, Bartow Regional represents HMA’s 17th hospital in the state and generates approximately $33 million of annual net revenue. Bartow Regional serves a market area of approximately 50,000 residents and is strategically located in an area with a proven demographic need. HMA’s proprietary Pulse System® was installed and operational in Bartow Regional prior to the completion of this transaction. “The Bartow Regional acquisition has been a natural fit for HMA’s non-urban acquisition strategy. It’s an attractive facility located in a growing non-urban area of Florida with which we are very familiar,” said Vumbacco. “Already having a presence in south-central Florida with HMA hospitals in Dade City and the greater Haines City communities made the initial integration of Bartow Regional that much more successful. In addition, prior to completing this transaction, HMA already had positive relationships with several Bartow Regional physicians. Bartow Regional is currently exceeding our expectations.”

On May 3, 2005, HMA’s Board of Directors approved a quarterly cash dividend of $0.04 per share, which was paid on June 6, 2005 to stockholders of record as of May 13, 2005. HMA believes that its dividend policy is another indication of its financial strength and prospects, and further differentiates HMA from other companies in its industry.

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Health Management Associates, Inc./ Page 6

HMA’s senior management team will discuss HMA’s performance in greater detail during a live conference call and audio webcast later this morning. All interested investors are invited to access the webcast at 11:00 a.m. EDT, via HMA’s website at www.hma-corp.com or via www.streetevents.com or to join the conference call by dialing 877-476-3476 (U.S.). The conference call and audio webcast will be archived on HMA’s website under the “Investor Relations” section.

HMA is the premier operator of non-urban general acute care hospitals in communities situated throughout the United States. HMA has generated 16 years of uninterrupted operating earnings growth and operates 57 hospitals in 16 states with approximately 8,310 licensed beds.

All references to “HMA” used in this release refer to Health Management Associates, Inc. or its affiliates.

Certain statements contained in this release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “optimistic,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may include projections of revenues, income or loss, capital expenditures, capital structure, or other financial items, statements regarding the plans and objectives of management for future operations, statements of future economic performance, statements of the assumptions underlying or relating to any of the foregoing statements, and other statements which are other than statements of historical fact.

Statements made throughout this release are based on current estimates of future events, and HMA has no obligation to update or correct these estimates. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially as a result of these various factors.

(financial tables attached)

Health Management Associates, Inc./ Page 7

HEALTH MANAGEMENT ASSOCIATES, INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited, in thousands except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Net patient service revenue	$934,264	$817,341	$2,673,893	$2,407,801
Gains on sales of assets and insurance recoveries	19,039	—	19,039	—

Total revenue	953,303	817,341	2,692,932	2,407,801

Costs and expenses:
Salaries and benefits	356,072	315,776	1,041,608	943,922
Supplies and other	288,764	239,087	809,795	711,395
Provision for doubtful accounts	105,412	62,514	232,071	180,179
Depreciation and amortization	39,113	34,030	113,050	99,413
Rent expense	19,689	16,540	54,465	49,386
Interest, net	2,852	3,640	9,885	12,802

Total costs and expenses	811,902	671,587	2,260,874	1,997,097

Income before minority interests and income taxes	141,401	145,754	432,058	410,704
Minority interests in earnings of consolidated entities	838	1,580	2,399	4,115

Income before income taxes	140,563	144,174	429,659	406,589
Provision for income taxes	53,791	54,891	164,372	155,520

Net Income	$86,772	$89,283	$265,287	$251,069

Net income per share:
Basic	$0.35	$0.37	$1.08	$1.04

Diluted	$0.35	$0.36	$1.07	$1.02

Weighted average number of shares outstanding:
Basic	246,785	243,175	245,172	242,488

Diluted	250,653	247,136	248,925	246,901

EARNINGS PER SHARE CALCULATION

Net income	$86,772	$89,283	$265,287	$251,069
Add: Interest from convertible debt, net of taxes	—	—	1	—

Adjusted net income	$86,772	$89,283	$265,288	$251,069

Basic shares outstanding	246,785	243,175	245,172	242,488
Add: Employee stock options	3,863	3,961	3,747	4,413
Convertible shares	5	—	6	—

Diluted shares outstanding	250,653	247,136	248,925	246,901

Diluted earnings per share	$0.35	$0.36	$1.07	$1.02

Health Management Associates, Inc./ Page 8

HEALTH MANAGEMENT ASSOCIATES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	June 30, 2005	September 30, 2004
	(unaudited)
Assets
Current Assets:
Cash and cash equivalents	$109,211	$112,946
Accounts receivable, net	668,481	626,149
Other current assets	219,503	202,499
Property, plant and equipment, net	1,984,829	1,692,701
Restricted funds	76,960	55,942
Other assets	931,062	817,051

	$3,990,046	$3,507,288

Liabilities and Stockholders’ Equity
Current liabilities	$349,074	$320,131
Deferred income taxes	182,380	143,760
Other long-term liabilities and minority interests	168,402	139,869
Long-term debt	1,004,286	925,518
Stockholders’ equity	2,285,904	1,978,010

	$3,990,046	$3,507,288

	Three Months Ended June 30,		Nine Months Ended June 30,
	2005	2004	2005	2004
Same Hospitals
Occupancy	45.9%	44.1%	48.0%	47.4%
Patient Days	305,453	297,146	819,278	823,622
Admissions	70,917	69,327	190,578	190,182
Adjusted Admissions	118,792	114,885	307,970	302,376
Average length of stay	4.3	4.3	4.3	4.3
Total surgeries	64,658	60,308	168,067	161,099
Outpatient Revenue percentage	48.9%	48.3%	47.1%	46.6%
Inpatient Revenue percentage	51.1%	51.7%	52.9%	53.4%

Total Hospitals
Occupancy	45.7%	45.4%	47.7%	48.3%
Patient Days	345,231	312,639	1,033,473	983,321
Admissions	76,858	69,427	230,017	215,597
Adjusted Admissions	128,666	114,905	377,555	347,416
Average length of stay	4.5	4.5	4.5	4.6
Total surgeries	70,006	60,308	198,032	179,614
Outpatient Revenue percentage	49.8%	48.7%	47.6%	47.5%
Inpatient Revenue percentage	50.2%	51.3%	52.4%	52.5%

Health Management Associates, Inc./ Page 9

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2005 (a)	2004
Total revenue	$953,303	$817,341

Less acquisitions, corporate and other	103,711	9,227

Same hospital net patient service revenue	$849,592	$808,114

Income before income taxes	$140,563	$144,174

Add:
Interest, net	2,852	3,640
Depreciation and amortization	39,113	34,030

EBITDA	182,528	181,844

Adjustment for acquisitions, corporate and other	(23,454)	(9,712)

Same hospital EBITDA	$205,982	$191,556

Same hospital EBITDA margins = Same hospital EBITDA / same hospital net patient service revenue	24.2%	23.7%

(a)	includes $19.0 million of one-time and non-recurring revenue from insurance recoveries and gains on the sale of assets and $35.3 million in additional bad debt expense associated with a refinement in the company’s bad debt policy. These items are not included in the same hospital figures.

Health Management Associates, Inc./ Page 10

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Three Months Ended June 30,
	2005	Adjustments	Adjusted 2005
Net patient service revenue	$934,264	$—	$934,264
Gains on sales of assets and insurance recoveries	19,039	(19,039)	—

Total revenue	953,303	(19,039)	934,264

Costs and expenses:
Salaries and benefits	356,072	—	356,072
Supplies and other	288,764	—	288,764
Provision for doubtful accounts	105,412	(35,306)	70,106
Depreciation and amortization	39,113	—	39,113
Rent expense	19,689	—	19,689
Interest, net	2,852	—	2,852

Total costs and expenses	811,902	(35,306)	776,596

Income before minority interests and income taxes	141,401	16,267	157,668
Minority interests in earnings of consolidated entities	838	—	838

Income before income taxes	140,563	16,267	156,830
Provision for income taxes	53,791	6,222	60,013

Net Income	$86,772	$10,045	$96,817

Net income per share:
Basic	$0.35	$0.04	$0.39

Diluted	$0.35	$0.04	$0.39

Weighted average number of shares outstanding:
Basic	246,785	—	246,785

Diluted	250,653	—	250,653

EARNINGS PER SHARE CALCULATION

Net income	$86,772	$10,045	$96,817
Add: Interest from convertible debt, net of taxes	—	—	—

Adjusted net income	$86,772	$10,045	$96,817

Basic shares outstanding	246,785	—	246,785
Add: Employee stock options	3,863	—	3,863
Convertible shares	5	—	5

Diluted shares outstanding	250,653	—	250,653

Diluted earnings per share	$0.35	$0.04	$0.39

Health Management Associates, Inc./ Page 11

HEALTH MANAGEMENT ASSOCIATES, INC.

SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME INFORMATION

(in thousands)

(unaudited)

	Nine Months Ended June 30,
	2005	Adjustments	Adjusted 2005
Net patient service revenue	$2,673,893	$—	$2,673,893
Gains on sales of assets and insurance recoveries	19,039	(19,039)	—

Total revenue	2,692,932	(19,039)	2,673,893

Costs and expenses:
Salaries and benefits	1,041,608	—	1,041,608
Supplies and other	809,795	—	809,795
Provision for doubtful accounts	232,071	(35,306)	196,765
Depreciation and amortization	113,050	—	113,050
Rent expense	54,465	—	54,465
Interest, net	9,885	—	9,885

Total costs and expenses	2,260,874	(35,306)	2,225,568

Income before minority interests and income taxes	432,058	16,267	448,325
Minority interests in earnings of consolidated entities	2,399	—	2,399

Income before income taxes	429,659	16,267	445,926
Provision for income taxes	164,372	6,222	170,594

Net Income	$265,287	$10,045	$275,332

Net income per share:
Basic	$1.08	$0.04	$1.12

Diluted	$1.07	$0.04	$1.11

Weighted average number of shares outstanding:
Basic	245,172	—	245,172

Diluted	248,925	—	248,925

EARNINGS PER SHARE CALCULATION

Net income	$265,287	$10,045	$275,332
Add: Interest from convertible debt, net of taxes	1	—	1

Adjusted net income	$265,288	$10,045	$275,333

Basic shares outstanding	245,172	—	245,172
Add: Employee stock options	3,747	—	3,747
Convertible shares	6	—	6

Diluted shares outstanding	248,925	—	248,925

Diluted earnings per share	$1.07	$0.04	$1.11